Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of Alta Equipment Group, Inc. pursuant to Rule 462(b) of the Securities Act of 1933 of our report dated March 25, 2020, relating to the consolidated financial statements of Alta Equipment Holdings, Inc. and Subsidiaries as of and for the year ended December 31, 2019, which appears in the Registration Statement (Form S-1 (No. 333-251097)). We also consent to the reference to us under the caption “Experts” in the Registration Statement (Form S-1 (No. 333-251097)) that is incorporated by reference in this Registration Statement.

/s/ UHY LLP

Sterling Heights, Michigan

December 18, 2020